Exhibit (a) (5)

Filed by RMR Asia Pacific Real Estate Fund

pursuant to Rule 425 of the Securities Act of 1933, as amended

Subject Company: RMR Asia Pacific Real Estate Fund

Commission File No. 811-22260

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Carlynn Finn, Manager, Investor Relations
(617) 796-8253
www.rmrfunds.com

RMR Funds Announce Results of Annual Meeting

and Commencement of RMR Asia Pacific Real Estate Fund Tender Offer

Newton, MA (December 14, 2011):  RMR Real Estate Income Fund (NYSE Amex: RIF) and RMR Asia Pacific Real Estate Fund (NYSE Amex: RAP) announced the results of their annual meetings of shareholders held on December 13, 2011 as follows:

John L. Harrington was elected as a Class I Trustee of each of the Funds to serve a three year term until the annual meeting of shareholders in 2014.  The preliminary tabulations of the percentage of shareholders’ votes cast for John L. Harrington are as follows:

Fund	Percentage of Total Eligible Shares Outstanding Cast For*
RIF	80%

RAP	91%

*With respect to RIF, by holders of its common and preferred shares, voting together as a single class.

Also at the RAP annual meeting, in connection with the proposed reorganization of RIF into RAP, shareholders of RAP approved the following proposals:

•                  the issuance of additional common shares of RAP in connection with the reorganization;

•                  revisions to the fundamental investment objectives and restrictions of RAP; and

•                  a new investment advisory contract between RAP and RMR Advisors, Inc.

In the reorganization, common shareholders of RIF will receive common shares of RAP.  The aggregate net asset value (“NAV”) of the RAP common shares distributed to RIF shareholders will equal the aggregate NAV of RIF’s common shares outstanding immediately prior to the reorganization after giving effect to RIF’s share of the costs of the reorganization.  The number of new common shares to be distributed will be determined as of the end of trading on the closing date of the reorganization.  Pursuant to the reorganization, preferred shareholders of RIF will receive preferred shares of RAP, the aggregate liquidation preference of which will equal the aggregate liquidation preference of RIF’s preferred shares outstanding immediately prior to the reorganization.  The terms of the preferred shares, including the auction dates, rate period and dividend payment dates of the preferred shares issued in the reorganization will be substantively identical to the terms of the RIF preferred shares.

Subject to the satisfaction of certain conditions set forth in the Agreement and Plan of Reorganization between RIF and RAP, the reorganization of RIF with RAP is currently expected to close after the end of business on Friday, January 20, 2012.  Following the closing, RAP and RIF will become a single closed end fund that will operate in the same manner that RIF is currently operated.  RAP will change its name to “RMR Real Estate Income Fund” and assume RIF’s ticker symbol on the NYSE Amex.

RIF’s Board of Trustees declared a final cash distribution to common shareholders equal to RIF’s estimated undistributed federal investment company taxable income and net capital gains through the closing, if any.  The record date for RIF’s final distribution will be the business day prior to the closing of the reorganization.  The payment date for this distribution is anticipated to be on or about January 31, 2012.

Details of the common share conversion and dividend payment amounts, if any, will be determined after the end of business on the closing date and will be announced by press release prior to the beginning of trading on the NYSE Amex on the first business day following the closing date.  Common shareholders will also receive a statement from the stock transfer agent for RAP showing the number of shares they own after the reorganization is completed.  After the reorganization is completed, the existing common shares of RIF will be cancelled.

RAP today also announced that it commenced a previously announced tender offer to purchase up to 20% of its outstanding common shares at a price equal to its NAV per share as of the close of business on the NYSE Amex on the expiration date of the offer.  The tender offer will expire on January 13, 2012 at 12:01 a.m. Eastern Time, unless RAP makes a public announcement either extending or terminating the offer.

Additional terms and conditions of the tender offer are set forth in RAP’s tender offer materials, which will be distributed to RAP’s shareholders.  If the amount of RAP’s outstanding common shares that is tendered exceeds the maximum amount of its offer, RAP will purchase shares from tendering shareholders on a pro rata basis.  Accordingly, there is no assurance that RAP will purchase all of a shareholder’s tendered shares.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of RAP in the tender offer.  The tender offer will be made only by an offer to purchase, a related letter of transmittal and other documents, which have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits to a tender offer statement on Schedule TO.  These documents will be mailed to shareholders and contain important information about the tender offer and shareholders of RAP are urged to read them carefully.  These documents are also available free of charge at http://www.sec.gov and from RAP by directing a request to: RMR Advisors, Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, MA, 02458 or by calling: (617) 332-9530.

This communication is not intended to, and shall not, constitute an offer to purchase or sell shares of RAP or RIF.  Investors and security holders of the Funds are urged to read the Joint Proxy Statement/Prospectus and other documents filed by the Funds with the SEC carefully in their entirety because they contain important information about the reorganization.  Investors should consider the investment objectives, risks, charges and expenses of their Fund(s) carefully; the Joint Proxy Statement/Prospectus contains important information regarding the investment objectives, risks, charges, expenses and other important information about RAP that investors and security holders of the Funds are urged to read and consider in their entirety.  Investors may obtain free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC at the SEC’s web site at www.sec.gov.  In addition, free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC may also be obtained by directing a request to: RMR Advisors, Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, MA 02458 or by calling: (617) 332-9530.

RIF and RAP are closed end investment companies advised by RMR Advisors, Inc.

WARNINGS REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON RIF’S AND RAP’S PRESENT BELIEFS AND

EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR NUMEROUS REASONS, SOME OF WHICH ARE BEYOND RIF’S AND RAP’S CONTROL.  FOR EXAMPLE:

•                  THIS PRESS RELEASE REPORTS THE PRELIMINARY TABULATIONS OF VOTES OF SHAREHOLDERS AND IMPLIES THAT THE FINAL RESULTS OF THE TABULATIONS OF VOTES MAY BE THE SAME.  IN FACT, THE PRELIMINARY TABULATIONS ARE SUBJECT TO FINAL COUNTINGS OF VOTES AND VERIFICATIONS THEREOF BY THE APPOINTED INSPECTOR OF ELECTIONS.  THE FINAL VOTES MAY BE DIFFERENT FROM THE RESULTS IMPLIED BY THE PRELIMINARY TABULATIONS.

•                  THIS PRESS RELEASE STATES THAT RIF AND RAP MAY BE REORGANIZED.  IN FACT, THIS REORGANIZATION MAY NOT OCCUR FOR VARIOUS REASONS INCLUDING: (I) BECAUSE OF CHANGED CIRCUMSTANCES, THE FUNDS’ BOARDS, OR CERTAIN OF THEM, MAY DECIDE NOT TO PROCEED WITH THIS REORGANIZATION; OR (II) THE CONDITIONS SET FORTH IN THE AGREEMENT AND PLAN OF REORGANIZATION MAY NOT BE MET.

•                  THIS PRESS RELEASE STATES THAT THE FINAL CASH DISTRIBUTION, IF ANY, TO BE PAID TO RIF COMMON SHAREHOLDERS WILL BE THE ESTIMATED FEDERAL INVESTMENT COMPANY TAXABLE INCOME AND NET CAPITAL GAINS IN RIF.  RIF HAS RECEIVED DISTRIBUTIONS FROM INVESTMENTS IN REITS.  BECAUSE THE CHARACTERIZATION AS ORDINARY INCOME, CAPITAL GAINS OR RETURN OF CAPITAL OF THE DISTRIBUTIONS WHICH RIF RECEIVES FROM THESE INVESTMENTS IS GENERALLY NOT KNOWN BY RIF UNTIL AFTER EACH CALENDAR YEAR END, IT IS EXPECTED THAT SOME PORTION OF THE DISTRIBUTION DECLARED BY RIF MAY BE SIMILARLY CHARACTERIZED FOR FEDERAL INCOME TAX PURPOSES SUBSEQUENT TO THIS YEAR END.  ACCORDINGLY, SOME PART OF ANY AMOUNTS DISTRIBUTED MAY BE CLASSIFIED AS A RETURN OF CAPITAL.

•                  THIS PRESS RELEASE STATES THAT RAP HAS COMMENCED A SELF TENDER OFFER FOR UP TO 20% OF ITS OUTSTANDING SHARES AT A PRICE EQUAL TO RAP’S NAV PER SHARE.  THIS STATEMENT IMPLIES THAT RAP SHAREHOLDERS WHO DO NOT WISH TO REMAIN RAP SHAREHOLDERS AFTER RIF IS MERGED INTO RAP AND RAP CHANGES ITS INVESTMENT OBJECTIVES OR WHO WISH TO SELL THEIR RAP SHARES AT NAV FOR OTHER REASONS MAY BE ABLE TO SELL THEIR RAP SHARES AT NAV.  HOWEVER, IF RAP SHAREHOLDERS WHO OWN

MORE THAN 20% OF RAP’S SHARES ELECT TO TENDER THEIR SHARES, ONLY A PRO RATA AMOUNT OF THE TENDERED SHARES FROM EACH SHAREHOLDER WILL BE PURCHASED.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT SHAREHOLDERS OF RAP WILL BE ABLE TO SELL ALL OF THEIR RAP SHARES AT RAP’S NAV PER SHARE.

FOR THESE AND OTHER REASONS, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

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